EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-85744, 333-07541, 333-85131, 333-65812, 333-84356, 333-102185, 333-112815 and 333-131703) and Forms S-3 (Nos. 333-69999, 333-53484 and 333-98475) of Abaxis, Inc. of our reports dated June 12, 2009 relating to the consolidated financial statements and financial statement schedule of Abaxis, Inc. as of March 31, 2009 and 2008 and for each of the three years in the period ended March 31, 2009, and the effectiveness of internal control over financial reporting as of March 31, 2009, which appear in this Annual Report on Form 10-K.
/s/ Burr, Pilger & Mayer LLP
San Jose, California
June 12, 2009